Exhibit 23.4

[e-Rewards letterhead]

e-Rewards, lnc.

8401 North Central Expressway

Suite 900, LB-38

Dallas, Texas 75225

Tel.: (888) 203-6245

Fax: (214) 782-2900

Date: August 5, 2010

We hereby irrevocably consent to the use of our company’s name, all references to the April 2007 survey conducted by us and the other information and data related thereto in the registration statement on Form S-4, and any amendments thereto (including any post-effective amendments on Form S-1 or Form S-3), filed with the Securities and Exchange Commission by Express, LLC and Express Finance Corp. for the registration of Express, LLC and Express Finance Corp. 8 3/ 4% Senior Notes due 2018.

e-REWARDS, INC.

By:	/s/ David Mellinger
Name: David Mellinger
Title: CFO